                                                                   EXHIBIT 10.29




                                                             [SUBARU LETTERHEAD]

                               PURCHASE AGREEMENT

        CODE ALARM, INC., a Michigan corporation, maintaining a place of business at 950 East Whitcomb Avenue, Madison Heights, Michigan 48071 (hereinafter referred to as "Seller"), and SUBARU OF AMERICA, INC., a New Jersey corporation (hereinafter referred to as "Purchaser"), hereby agree as follows:

                        1. DESCRIPTION OF PRODUCT UNITS
                              AND CONTRACT PERIOD

        Purchaser agrees to purchase from Seller and Seller agrees to sell to Purchaser by individual purchase orders the following products (hereinafter referred to jointly and severally as the "Product Unit" or "Product Units") on the terms hereinafter indicated:

                 Purchaser's No.            Description              Unit Price
                 --------------             -----------              ----------
                    H7110AS000         Keyless Entry System              $88.00

        This Agreement shall apply to all purchase orders for Product Units received by Seller from June 1, 1995 to and including May 31, 1996. This Agreement will extend automatically year-to-year thereafter, provided however, this Agreement may be terminated in its entirety or with respect to any Product Unit at any time by either party giving not less than six (6) months prior written notice of termination to the other party. Such termination shall in no way affect any rights or obligations that may have arisen with respect to Product Units purchased prior to the effective date of any such termination.

                        2. PRODUCT UNIT SPECIFICATIONS
                           AND GOVERNMENTAL COMPLIANCE

        (a) Seller represents and warrants that each Product Unit sold pursuant to this Agreement will be of the same quality, design, characteristics, function and operation as the sample(s) previously furnished to and approved by Purchaser. Seller agrees that the specifications for the Product Units are subject to change only upon the written approval of Purchaser. Seller further agrees to meet the continuous quality control requirements of Purchaser.

        (b) Seller warrants that Seller and each Product Unit manufactured or supplied by Seller shall comply with all applicable federal, state and local laws, rules, orders, regulations and standards (including, but not limited to, provision of information and materials required under the federal Occupational Safety and Health Act (OSHA) Hazard Communication Standard and state "Right to Know" laws and compliance with safety standards) in effect on the date each particular Product Unit is shipped to the destination specified by Purchaser pursuant to Paragraph 5 of this Agreement. Seller and each Product Unit shall remain in compliance with those laws, rules, orders, regulations and standards in effect on the date of each such Product Unit shipment for the entire period of use of the Product Unit.

                    3. PRICE, SHIPPING, TITLE & RISK OF LOSS

        (a) The price of each Product Unit shall be as indicated in Paragraph 1 of this Agreement. These prices shall not be adjusted except upon a change in specifications ordered or approved by Purchaser, and then only to the extent of the actual increase or decrease in the component and production costs directly attributable to the change in specifications so ordered or approved.

        (b) The price or prices indicated in the preceding subparagraph (a) of this Paragraph 3 are F.O.B. the Seller's place of business as specified at the beginning of this Agreement and include all applicable federal, state and local taxes and all packaging and handling charges. Seller agrees to forward such shipments to the destination specified in the purchase order freight and insurance prepaid third party billing to Purchaser. All shipments are to be made in accordance with Purchaser's routing instructions.

        (c) Title to and risk of loss on each Product Unit shall pass from Seller to Purchaser upon receipt and acceptance of the Product Units by the carrier designated by Purchaser.

                            4. INVOICES AND PAYMENTS

        Invoices sent to Purchaser must separately itemize all charges to be paid by Purchaser and must be sent to:

                            Subaru of America, Inc.
                            Subaru Plaza
                            P.O. Box 6000
                            Cherry Hill, NJ 08034-6000
                            Attention:  Accounting Department

Payments by Purchaser shall be sent to Seller at the address set forth at the beginning of this Agreement (or to such other address as Seller may specify pursuant to Paragraph 15(a) hereof) thirty (30) days after receipt by Purchaser of Seller's invoice. Seller agrees to provide the Bill of Lading to Purchaser upon Purchaser's request. Invoices may be rejected by Purchaser for noncompliance with the provisions of this Paragraph 4, and in that event, payment will date from the time an invoice complying with the provisions of this Paragraph 4 is received by Purchaser. Seller's invoices must be sent to Purchaser within six (6) months of Purchaser's issuance of a purchase order as specified in Paragraph 5 of this Agreement.


                               5. PURCHASE ORDERS

        Purchaser shall issue separate purchase orders from time to time, at its sole discretion, for specific quantities of Product Units to be shipped to the destination as indicated on each purchase order. Each purchase order shall be filled and shipped within ten (10) days after receipt thereof, unless a longer period of time is specified by Purchaser in a particular purchase order. This shipment deadline may be extended by Purchaser to the extent that Seller's delay is caused by labor strike, war, fire or other similar major casualty beyond Seller's reasonable control, provided that, upon the occurrence of such a force majeure condition, Seller immediately notifies Purchaser in writing of the cause for delay and requests a revised shipment date. Purchaser may, in its sole discretion, send Seller a written confirmation of the revised shipment date or cancel the purchase order affected by the force majeure condition. The terms of this Agreement shall be deemed to be incorporated by reference into and made a part of each purchase order issued by Purchaser to Seller, whether or not such incorporation is specified in each purchase order. Time of delivery is of the essence of this Agreement and of each purchase order issued hereunder. Purchaser may cancel all or any part of any purchase order without any liability in the event of a delay in the delivery of any of the Product Units ordered thereunder. Delivery of the Product Units specified in a purchase order shall not be deemed complete until the Product Units ordered thereunder have been received and accepted by Purchaser or its designee at the destination specified by Purchaser. Acceptance of any part of an order shall not bind Purchaser to accept future shipments, nor deprive it of the right to return nonconforming Product Units previously accepted.


                        6.    PROJECTIONS AND INVENTORY

        (a) Purchaser shall furnish to Seller, at Seller's request, Purchaser's written estimates or projections of future order volumes. These projections, when issued, are for the sole purpose of allowing Seller to plan future production. Such estimates or projections shall not be deemed to be commitments to purchase any Product Units.

        (b) Seller shall maintain in inventory and available for shipment at all times a minimum of Purchaser's thirty (30) day finished inventory requirement. The thirty (30) day inventory requirement will be determined by Purchaser based upon projected future orders and forwarded to Seller. The Seller may, at its discretion, carry additional safety stocks of either finished product or components in order to comply with the ten (10) day shipment requirement set forth in Paragraph 5.

        (c) From the time Purchaser suspends orders for Product Units for any reason, Seller agrees to maintain an availability of adequate quantities of all component parts for said Product Units for a period of seven (7) years. "Adequate quantities" are those deemed to meet Purchaser's inventory and supply requirements as communicated to Seller over the seven (7) year period. Seller agrees to advise Purchaser of all component parts which, after the seven (7) year period has expired, will no longer be available, and to offer Purchaser a last time buy for such parts.



             7. INSTALLATION AND REPAIR INSTRUCTIONS AND PACKAGING

        Seller shall include in a conspicuous manner inside the packaging of each Product Unit complete installation and repair (if applicable) instructions in the wording and format prepared by Seller and approved in writing by Purchaser. All packaging and labeling used for each Product Unit and all wording and markings appearing on the Product Units shall be subject to the prior written approval of Purchaser and each package shall clearly designate Purchaser's part number and Purchaser's logo. Seller shall not place its name on any packaging and labeling or on any Product Units unless Purchaser otherwise agrees. Seller hereby warrants that all Product Units and packaging will bear all markings and labels required by applicable federal, state and local laws, rules and regulations, as such requirements may be amended from time to time.

                             8.    PRODUCT WARRANTY

        (a) Seller warrants to Purchaser that each Product Unit will conform to the specifications identified in Paragraph 2 hereof and to all other descriptive information furnished by Purchaser, will be of merchantable quality, will be fit for the particular purpose intended , will be of good material and workmanship, and will be free from defects in material and workmanship for a period of thirty-six (36) months or 36,000 miles, whichever occurs first, from the date of sale of each Product Unit to a retail customer, regardless of when the sale occurs. Seller hereby agrees that all servicing, repairs and replacements of Product Units not conforming to the foregoing warranty shall be performed by Purchaser or its designee and that Seller shall be solely responsible and shall reimburse Purchaser, in the manner set forth in Paragraph 8(d) below, for all costs and expenses for parts, labor, handling and other charges incurred by Purchaser in connection with this warranty, provided that and notwithstanding the foregoing, Seller shall have the right to inspect all allegedly defective Product Units, for a period not to exceed twelve (12) months or until mutually agreed otherwise, and shall only be responsible for those Product Units which Seller agrees are defective (the "Verified Defective Product Unit").

        (b) For 1993 model year vehicles and prior, Seller shall reimburse Purchaser for the replacement of Product Units an amount equal to Purchaser's actual payment to the servicing dealer which includes a 30% handling allowance on the replacement part, or the retail price of the replacement part in effect in those states designated as "retail states."

For 1994 model year vehicles and forward, Seller shall reimburse Purchaser for the replacement of Product Units as follows:

                (i) For Product Units (a) which are authorized warranty related parts replaced by an authorized dealer of Purchaser, and (b) which have a suggested dealer price under $500.00, reimbursement shall be the actual payment made to the servicing dealer which includes a 40% handling allowance;

                (ii) For Product Units (a) which are authorized warranty related parts replaced by an authorized dealer of Purchaser, and (b) which have a suggested dealer price of $500.00 or over, reimbursement shall be the suggested retail price of the replacement Product Unit;

                (iii) For all Product Units in those states designated by Purchaser as "retail states", reimbursement shall be the suggested retail price of the replacement Product Unit.

For all repairs and replacements of Product Units performed by dealers of Purchaser's products, including but not limited to removal of the defective Product Unit and installation of a replacement part, Seller shall reimburse Purchaser for the labor portion of warranty repairs and replacements based upon the applicable provisions of the current Subaru Flat Rate Manual, including the applicable Warranty Time Allowances set forth therein, multiplied by the same labor rates per hour which Purchaser shall use, from time to time, for reimbursing the servicing dealer for other types of warranty work. These Warranty Time Allowances may be adjusted from time to time by Purchaser upon timely written notice to Seller and are to be mutually agreed to by both parties. Seller further agrees to reimburse Purchaser for the cost of all materials utilized by the servicing dealer in the repair or replacement of a Product Unit and for any claims for towing charges caused solely by a defective Product Unit furnished by Seller. After the expiration of each Product Unit's warranty period, Seller agrees that its charges for replacement parts, repairs and servicing shall be reasonable and competitive and are to be mutually agreed to by both parties.

        (c) Purchaser shall return to Seller, freight collect, certain "allegedly defective" Product Units, as mutually agreed to by both parties, pursuant to Paragraph 8(a) above. Within fifteen (15) days from receipt by Seller of the "allegedly defective" Product Units, Seller shall review each claim submitted by Purchaser and advise Purchaser in writing of Seller's acceptance or rejection of said claim. Upon Seller's review, and Purchaser's subsequent agreement, Purchaser shall issue an invoice for all Verified Defective Product Units. Seller shall reimburse Purchaser for the entire amount within thirty (30) days from receipt of said invoice.

        (d) For those Product Units which Purchaser and Seller have agreed not to hold for Seller's inspection, Purchaser shall provide Seller with a computer-generated recap of all claims processed (the "Warranty Claim Statement") and an invoice reflecting all amounts expended by Purchaser in connection with this warranty, on a monthly basis. Said Warranty Claim Statement and invoice shall be sent by Purchaser to Seller no later than the 15th day of each month. Seller shall reimburse Purchaser for the entire monthly invoice amount within fifteen (15) days of receipt of such invoice. Within thirty (30) days from receipt by Seller of the Warranty Claim Statement, Seller shall review each claim on the Warranty Claim Statement, advise Purchaser in writing of Seller's acceptance or rejection of the claim, and the parties shall negotiate in good faith to resolve any disputed claims. Seller shall not unreasonably reject any claim submitted to it by Purchaser. To the extent Seller successfully disputes claims on the Warranty Claim Statement, Purchaser shall credit the amount of such claims on the next month's Warranty Claim Statement.

        (e) Purchaser shall invoice Seller for all amounts expended by Purchaser in connection with this warranty and Seller shall reimburse or issue credit memos to Purchaser for such amounts.

                             9. PRODUCT DEFECTS AND
                          PRODUCT LIABILITY INSURANCE

        (a) Seller covenants that both at the time of sale to Purchaser of each Product Unit and during the entire period of its use, each Product
Unit and every part and component thereof shall be free from defects in design, manufacture and assembly.

        (b) Without limiting the extent or generality of subparagraph (a) of this Paragraph 9 and Paragraph 14 of this Agreement, Seller hereby agrees to purchase and maintain throughout the term of this Agreement, any extensions and renewals thereof, and for a period of at least five years thereafter, the following insurance coverages:

                (1) Products and Completed Operations Liability insurance covering all product units manufactured and sold pursuant to this Agreement, such insurance having minimum limits of $1,000,000 per occurrence and $1,000,000 in the annual aggregate.

                (2) Contractual Liability insurance in the minimum amount of $1,000,000 per occurrence and $1,000,000 in the annual aggregate covering liabilities assumed by Seller under this Agreement.

                (3) A vendor's endorsement (ISO form 20-15 or its minimum equivalent) shall be issued and shall include the following as additional insureds and vendors: Subaru of America, Inc. and its parent company (Fuji Heavy Industries), subsidiaries, distributors and dealers.

                (4) No change, cancellation, or reduction of the terms or coverage of this policy shall be effective against Purchaser unless at least thirty (30) days prior written notice is given by the Insurer to Purchaser.

        A Certificate of Insurance evidencing these coverages shall be submitted to the Purchaser's Risk Management Department prior to the execution of this Agreement and upon the renewal of such insurance coverages thereof. Such Certificate of Insurance shall also indicate whether the insurance is on a "claims made" (with associated retroactive date) or "occurrence", form.

        (c) The provisions of subparagraph (a) of this Paragraph 9 together with those in Paragraph 14 of this Agreement shall remain enforceable against Seller regardless of whether Purchaser has been notified of any changes in required insurance coverage. In the event that (i) insurance coverages are not maintained as required under this paragraph or (ii) suitable evidence of such coverage, such as a Certificate of Insurance, is not delivered to Purchaser's Risk Management Department as required under this paragraph, at its option and with prior notice to Seller, Purchaser may purchase comparable insurance for Purchaser's interest only and for a period of at least one year. Such premium payments made by the Purchaser shall be recoverable from Seller on demand together with interest at the rate of 12% per annum (or the maximum lawful interest rate of less than 12%) from the date of payment by Purchaser. Purchaser may recover from Seller any and all costs and expenses (including but not limited to counsel fees and legal expenses) incurred by Purchaser in collecting such payments from Seller and enforcing Purchaser's rights hereunder. The purchase of comparable insurance coverage by Purchaser for its interests shall not relieve Seller of its obligations under Paragraph 14 of this Agreement.



                    10.      PROTECTION OF PRODUCT AND NAME

        (a) Seller acknowledges that Purchaser has created and developed certain plans, drawings, specifications and requirements which incorporate various trade secrets as well as other improvements and modifications owned by Purchaser which make the Product Units particularly suitable for installation and use in Subaru vehicles. Seller further acknowledges that such trade secrets, improvements and modifications constitute Purchaser's proprietary information and that they have been disclosed to Seller on a confidential basis for the limited purpose of manufacturing Product Units conforming to Purchaser's plans, specifications and requirements. Therefore, Seller agrees that both during and after the term of this Agreement, Seller shall not sell to any person or entity, either within or outside the continental United States, other than to Purchaser, any Product Units or any other product which incorporates any of such trade secrets, improvements or modifications which make the product particularly suitable for installation and use in Subaru vehicles.

        (b) Neither party, without obtaining the prior written consent of the other party (i) shall knowingly use, either during or after the term of this Agreement, for any purpose or in any manner, any of the other party's trademarks, service marks, collective marks, certification marks, logos, insignias, product designations, slogans, fictitious names, trade names, copyrighted materials, coined words, symbols, devices, abbreviations, or any combination thereof, and (ii) neither party shall take any action, directly or indirectly, either during or after the term of this Agreement, to inform any person or entity that the Product Units, or any other Product Units, are being or have been manufactured by Seller for Purchaser.

        (c) Each party acknowledges that each of the foregoing provisions of this Paragraph 10 is reasonable and necessary to protect the legitimate interests of the parties, that upon breach of any of these provisions by one of the parties, the other "nonbreaching" party shall not have an adequate remedy at law, that any such breach would cause irreparable damage, the exact amount of which would be impossible to ascertain and, therefore, that the "non-breaching" party shall be entitled, as a matter of right, in addition to any and all other remedies which may be available, to obtain preliminary and permanent injunctive and other equitable relief in any court of competent jurisdiction.


                   11. SELLER'S WARRANTY AGAINST INFRINGEMENT

        Seller warrants that the design, manufacture, packaging and sale of the Product Units and every part or component thereof will not and does not violate or infringe upon any patent, mark, trademark, tradename, copyright, or any other rights of any person or entity.

                     12. TITLE TO DRAWINGS, SPECIFICATIONS

        At all times and at no additional cost, Purchaser shall have title to any and all drawings and specifications (and to all copies of each of the foregoing) intended for use in connection with this Agreement. Seller shall use the drawings and specifications only in connection with this Agreement and shall not disclose any one or more of the foregoing to any person or entity without obtaining Purchaser's prior written consent. After the term of this Agreement or upon Purchaser's earlier request, Seller shall promptly return to Purchaser all such drawings and specifications (and all copies of each of the foregoing).


                       13. ASSIGNMENT AND SUBCONTRACTING

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators and personal representatives or successors and assigns, except that the rights and obligations of Seller hereunder shall not be assignable or delegable without obtaining the prior written consent of Purchaser. Seller shall not employ any new subcontractors to manufacture the Product Units (a) without notifying Purchaser in writing, prior to the award of the proposed subcontract, of the name of the proposed subcontractor, and (b) without obtaining Purchaser's prior written consent thereto. Notwithstanding Purchaser's approval of any subcontractors, Seller shall be fully responsible to Purchaser for the actions and omissions of subcontractors and of persons directly or indirectly employed by them.

                         14. INDEMNIFICATION BY SELLER

        Seller hereby agrees to indemnify and hold harmless Purchaser, its distributors and their dealers, and as to each of those parties, their respective shareholders, directors, officers, principals, agents and employees, as now and hereafter constituted, from and against any and all loss, liability, damage (including any punitive or exemplary damages), cost and expense of every kind or character (including but not limited to counsel fees and legal expenses) which any or all of them may incur, suffer or be required to pay by reason of any claim, suit, demand, proceeding or other action that may be brought against any one or more of them arising from or related in any way to the failure or alleged failure of a Product Unit to comply with any of the warranties, representations, covenants or agreements of Seller contained in this Agreement (including but not limited to the provisions of Paragraphs 2, 8, 9 and 11 hereof), whether or not caused or occasioned by, or alleged to be caused or occasioned by, any act, omission, fault or negligence of Seller or of anyone acting on Seller's behalf or with its consent. In the event that any such claim, suit, demand, proceeding or other action shall be brought, Seller covenants that upon notice from Purchaser, Seller shall defend such claim, suit, demand, proceeding or action (or, if applicable, Seller shall cause it to be defended by Seller's insurer) at Seller's sole cost and expense, and Seller shall keep Purchaser fully advised of the continuing status of each such defense. The provisions of this Paragraph 14 shall remain and continue in effect after the term of this Agreement. This indemnification shall not apply to any claims and/or causes of action which can be demonstrated to have been directly caused by the gross negligence or willful tortious conduct on the part of the Purchaser, its distributors and/or their dealers, and/or the shareholders, directors, officers, Principals, agents, and employees of the Purchaser, its distributors, and/or their dealers, as now and as may hereafter constituted.


                               15. MISCELLANEOUS

        (a) Notices. Except for the mailing of invoices, which is provided for in Paragraph 4 hereof, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be addressed as set forth below:

                (i)   If to Seller:

                      To the address set forth at the beginning of this Agreement,
                      Attention:  John Moffat, Vice President
                                  OEM Business Development

                (ii)  If to Purchaser:

                      Subaru of America, Inc.
                      Subaru Plaza
                      P.O. Box 6000
                      Cherry Hill, New Jersey 08034-6000
                      Attention: Vice President - Parts

                      with a copy sent simultaneously to the above address:

                      Attention: Manager, Product Sourcing


Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this subparagraph for the giving of notice.

        (b) Paragraph Headings. The Paragraph and subparagraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

        (c) Indulgences, etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right, remedy, power or privilege preclude any other or further exercise of the same of any other right, remedy, power or privilege nor shall any waiver by either party of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver thereof with respect to any other occurrence.

        (d) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the purchase and sale of Product Units during the time period specified in Paragraph 1 of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, relating to the purchase and sale of Product Units during that time period. The express terms hereof control and supersede any course of performance, usage of trade or terms contained in any acknowledgment or similar document utilized by Seller which are, in any of these cases, inconsistent with any of the terms hereof. This Agreement may not be varied, modified or amended other than by a written instrument duly executed on behalf of the party or parties to be bound thereby, provided, however, that Purchaser shall only be bound by a written instrument executed by one or more of its corporate officers.

        (e) This Document a Proposal. The submission of this document to Seller by Purchaser for examination and execution constitutes only a proposal by Purchaser to Seller, it does not constitute a formal offer by Purchaser to Seller, and this document shall become effective as an agreement only upon being executed and delivered by both Seller and Purchaser.

        (f)     Supplementary General Principles of Law.   Unless displaced by
the particular provisions of this Agreement, the principles of law and equity, including the law merchant and the law relative to capacity to contract, principal and agent, estoppel, fraud, misrepresentation, duress, coercion, mistake, bankruptcy and other validating and invalidating causes shall supplement its provisions.

        (g) Jurisdiction. Seller hereby voluntarily submits to the jurisdiction of the courts of the State of New Jersey and the courts of the United States in New Jersey.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, Purchaser and Seller have each caused this Agreement to be executed and delivered by their proper and duly authorized officers on this 5th day of June, 1995.


Seller                                     Purchaser

CODE-ALARM, INC.                           SUBARU OF AMERICA, INC.


By: John C. Moffat                           By: T. H. Braun
   --------------------------                   --------------------------
   Name:  John C. Moffat                         T. H. Braun
   Title: Vice President OEM                     Vice President - Parts and
          Development                                             Governmental
                                                                  Affairs


(CORPORATE SEAL)

Attest/
Witness: Suzanne Janowiak
        ---------------------
        Name: Suzanne Janowiak
        Title: Sales/Marketing Coordinator